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                                                                      EXHIBIT 99

CONTACT:

Arnon Gat                                        Marie Labrie
Chairman and CEO                                 Account Executive
AG Associates, Inc.                              MCA, Inc.
Phone:   408/935-2001                            Phone:  415/968-8900
Fax:     408/935-2732                            Fax:    415/968-8990


                  AG ASSOCIATES RESPONDS TO APPLIED MATERIALS'
               PATENT INFRINGEMENT CLAIMS AGAINST RTP COMPETITORS
                 AG ASSOCIATES BELIEVES ALLEGATIONS UNWARRANTED

SAN JOSE, Calif., June 3, 1997 -- AG Associates (Nasdaq:AGAI), the pioneer and a leading supplier of rapid thermal processing (RTP) systems for the global semiconductor industry, announced today that Applied Materials Inc. (Santa Clara, Calif.) has informed AG Associates that Applied Materials believes the company and another significant RTP supplier are infringing on two of Applied Materials' RTP-related patents. While Applied Materials has filed a complaint, it has not served the company with the complaint. Applied Materials and AG Associates have scheduled a meeting to discuss the allegations.

Dr. Arnon Gat, chief executive officer and chairman of AG Associates, stated, "The Company does not believe Applied Materials' allegations have any merit. We have scheduled a meeting with Applied Materials to discuss the issue and present evidence to substantiate our position. If Applied Materials elects to pursue litigation, however, we are prepared to defend our position." Dr. Gat added that AG Associates has retained Morgan Chu of Irell & Manella LLP (Los Angeles, Calif.) as special counsel for this matter.


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AG ASSOCIATES BELIEVES APPLIED'S ALLEGATIONS UNWARRANTED

Applied Materials' complaint, which was filed in U.S. district court
(San Jose), names AST Elektronik as well as AG Associates. Applied Materials alleges that both companies infringe on Applied Materials' Patent No. 4,544,418, titled Process for High Temperature Surface Reactions in Semiconductor Materials and Patent No. 5,155,336, titled Rapid Thermal Heating Apparatus and Methods. Dr. Gat explained that the first patent covers select uses of RTP processes as they relate to oxidation and epitaxy, while the second patent pertains to the specific design of a heater head. "Having reviewed these patents, the relevant prior art and our RTP systems' proprietary design features, we believe Applied Materials' concerns are unwarranted," concluded Dr. Gat.

The Company's views expressed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those statements, including the possibility that a judge or jury could disagree with the Company's assessment of the infringement claims and underlying validity of the patents, the potential for discovery of additional facts adverse to the Company's position, and other risks detailed from time to time in the Company's SEC reports. The Company assumes no obligation to update the information in this release.

AG ASSOCIATES is the pioneer and a leading supplier of rapid thermal processing equipment to the worldwide semiconductor industry. Founded in 1981, AG Associates is headquartered in San Jose, Calif., and maintains customer service and support centers in the United States, Europe and the Far East to support its global customer base. The company's common stock trades on the Nasdaq Stock Market under the symbol AGAI.